United Security Bancshares -
Third Quarter Profits: $1.9 million

FRESNO, CA, October 17, 2013. United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $1,852,000 or $0.13 per basic and diluted common share for the quarter ended September 30, 2013 and $4,323,000 or $0.30 per basic and diluted common share for the nine months ended September 30, 2013, as compared to $1,366,000 or $0.09 per basic and diluted common shares for the quarter ended September 30, 2012 and $4,591,000 or $0.32 per basic and diluted shares for the nine months ended September 30, 2012.

Annualized return on average equity (ROAE) for the quarter ended September 30, 2013 was 10.14%, compared to 8.25% for the same period in 2012, and was 8.10% for the nine months ended September 30, 2013, compared to 9.43% for the nine months ended September 30, 2012. Annualized return on average assets (ROAA) was 1.14% for the three months ended September 30, 2013, compared to 0.87% for the same period in 2012, and was 0.90% for the nine months ended September 30, 2013 compared to 0.99% for the nine months ended September 30, 2012.

Change in net income on a quarter-to-quarter comparative basis between the third quarters of 2013 and 2012 is largely the result of a negative provision for credit losses of $1,150,000 during the quarter ended September 30, 2013, compared to a $4,000 provision during the same period ended September 30, 2012. Partially offsetting the negative provision during the quarter ended September 30, 2013, compared to the same period ended September 30, 2012, was a decrease of $339,000 in interest income and an increase of $507,000 in non-interest expense. On a nine month comparative basis, changes in income were the result of a $2,130,000 decrease in provision for credit losses and a $1,274,000 decrease in net cost of operation on OREO, offset by a decrease of $1,807,000 on gains realized on the sale of other investments and a $1,943,000 decrease in total interest income.

The Board of Directors of United Security Bancshares declared a third quarter 2013 stock dividend of one percent (1%) on September 24, 2013. The stock dividend was payable to shareholders of record on October 11, 2013, and the shares will be issued on October 23, 2013.

Dennis R. Woods, President and Chief Executive Officer of the Company, states, “We are continuing to see reductions in problem assets, increases in capital, and positive net earnings.  We continue to see improvements in both the local and the national economy and look forward to continued success during the fourth quarter of 2013.” Shareholders’ equity at September 30, 2013 was $73,499,000, up $4,058,000 from shareholders’ equity of $69,441,000 at December 31, 2012.

Net interest income before provision for credit losses for the quarter ended September 30, 2013 totaled $5,427,000 and $16,029,000 for the nine months ended September 30, 2013, a decrease of $195,000 from $5,622,000 reported for the quarter ended September 30, 2012 and a decrease of $1,640,000 from the $17,669,000 reported for the nine months ended September 30, 2012, respectively. The net interest margin was 3.83% for the quarter ended September 30, 2013, and 3.90% for the nine months ended September 30, 2013, as compared to 4.25% for the quarter ended September 30, 2012 and 4.53% for the nine months ended September 30, 2012. The Company continues to experience a decline in net interest margin due to decreases in loan and investment income.

Noninterest income for the quarter ended September 30, 2013 totaled $1,413,000, reflecting an increase of $440,000 from $973,000 in noninterest income reported for the quarter ended September 30, 2012. Noninterest income for the nine months ended September 30, 2013 totaled $3,038,000, reflecting a decrease of $1,917,000 from $4,955,000 in noninterest income reported for the nine months ended September 30, 2012. Customer service fees continue to provide the majority of the Company's noninterest income, totaling $873,000 for the quarter ended September 30, 2013, as compared to $902,000 for the quarter ended September 30, 2012, and $2,554,000 and $2,700,000 for the nine months ended September 30, 2013 and 2012, respectively. Changes in noninterest income on a quarter-to-quarter comparative basis between the third quarters of 2013 and 2012 are largely the result of an increase of $312,000 on gains on fair value option of financial assets during the quarter ended September 30, 2013. The Company recorded a $113,000 impairment loss on investments during the quarter ended September 30, 2012, compared to no loss for the same period ended September 30, 2013. On a nine-month comparative basis, non-interest income decreased primarily due to a $1,807,000 gain on sale of investment during the nine months ended September 30, 2012, compared to no gain for the same period ended September 30, 2013.

Noninterest expense totaled $4,954,000 for the quarter ended September 30, 2013, an increase of $507,000 as compared to $4,447,000 reported for the quarter ended September 30, 2012. For the nine months ended September 30, 2013, noninterest expense totaled $13,181,000, a decrease of $1,152,000 as compared to $14,333,000 for the nine months ended September 30, 2012. Between the third quarters of 2013 and 2012, net operating cost on other real estate owned and salaries expenses increased $273,000 and $132,000, respectively, partially offset by decreases in occupancy expenses and professional fees. On a nine month comparative basis, noninterest expense decreased primarily due to a $1,036,000 net gain on OREO during the nine months ended September 30, 2013, compared to a net cost on OREO of $238,000 for the same period ended September 30, 2012.

The Company had a negative provision for loan loss of $1,150,000 for the quarter ended September 30, 2013 and $1,120,000 for the nine months ended September 30, 2013, compared to a provision of $4,000 for the quarter ended September 30, 2012 and $1,010,000 for the nine months ended September 30, 2012. Net loan recoveries totaled $545,000 for the quarter ended September 30, 2013 and net loan charge-offs totaled $112,000 for the nine months ended September 30, 2013 as compared to net charge-offs of $453,000 for the quarter ended September 30, 2012, and $3,498,000 for the nine months ended September 30, 2012. With a modest recovery in the economy and real estate markets within our service area, we have maintained an adequate allowance for loan losses which totaled 2.75% of total loans at September 30, 2013 compared to 2.95% of total loans at December 31, 2012 and 2.97% at September 30, 2012. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at September 30, 2013 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $8,344,000 between December 31, 2012 and September 30, 2013. Additionally, nonperforming assets as a percentage of total assets decreased from 7.25% at December 31, 2012 to 5.85% at September 30, 2013. Nonaccrual loans decreased $1,500,000 between December 31, 2012 and September 30, 2013, while OREO, decreased $6,807,000 during the same period. Impaired loans totaled $21,698,000 at September 30, 2013, a decrease of $233,000 from the balance of $21,931,000 at December 31, 2012.

United Security Bancshares is a $650+ million bank holding company headquartered in Fresno, California. United Security Bank, its principal subsidiary is a California state chartered bank with 11 branches serving the Central Valley and Campbell, and is a member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30, 2013	December 31, 2012
Assets
Cash and noninterest-bearing deposits in other banks	28,552	27,481
Cash and due from Federal Reserve Bank	153,290	114,146
Cash and cash equivalents	181,842	141,627
Interest-bearing deposits in other banks	1,513	1,507
Investment securities (AFS at market value)	32,577	31,844
Loans and leases, net of unearned fees	383,992	400,033
Less: Allowance for credit losses	(10,552)	(11,784)
Net loans	373,440	388,249
Premises and equipment - net	12,088	12,262
Other real estate owned	17,125	23,932
Goodwill and intangible assets	4,597	4,737
Cash surrender value of life insurance	17,072	16,681
Deferred income taxes	10,130	9,724
Other assets	11,347	18,314
Total assets	661,731	648,877
Deposits:
Noninterest bearing demand deposits	236,112	217,014
Money market, NOW, and savings	244,162	246,888
Time	91,202	99,385
Total deposits	571,476	563,287
Accrued interest payable	57	71
Other liabilities	5,895	6,010
Junior subordinated debentures (at fair value)	10,804	10,068
Total liabilities	588,232	579,436
Shareholders' equity:

Common stock, no par value 20,000,000 shares authorized, 14,653,358 issued and outstanding at September 30, 2013, and 14,217,303 at December 31, 2012	45,038	43,173
Retained earnings	28,662	26,179
Accumulated other comprehensive income	(201)	89
Total shareholders' equity	73,499	69,441
Total liabilities and shareholders' equity	$661,731	$648,877

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$5,545	$5,670	$16,565	$17,678
Interest on investment securities	157	397	495	1,375
Interest on deposits in FRB	88	62	223	157
Interest on deposits in other banks	2	2	6	22
Total interest income	5,792	6,131	17,289	19,232
Interest expense:
Interest on deposits	301	441	1,043	1,356
Interest on other borrowed funds	64	68	217	207
Total interest expense	365	509	1,260	1,563
Net interest income before provision for credit losses	5,427	5,622	16,029	17,669
Provision for credit losses	(1,150)	4	(1,120)	1,010
Net interest income	6,577	5,618	17,149	16,659
Non-interest income:
Customer service fees	873	902	2,554	2,700
Increase in cash surrender value of bank owned life insurance	140	147	417	427
Impairment loss on investment securities, other than temporary loss	0	(113)	0	(284)
Gain (loss) on Fair Value Option of Financial Assets	141	(171)	(519)	(284)
Loss on sale of securities	0	(10)	0	(10)
Gain on sale of other investment	0	0	0	1,807
Other non-interest income	259	218	586	599
Total non-interest income	1,413	973	3,038	4,955
Non-interest expense:
Salaries and employee benefits	2,210	2,078	6,684	6,676
Occupancy expense	905	1,004	2,693	2,608
Data processing	33	15	126	53
Professional fees	316	408	1,136	1,092
Regulatory assessments	334	275	1,032	1,058
Director fees	58	61	175	196
Amortization of intangibles	47	79	140	248
Correspondent bank service charges	72	75	229	235
Loss on California tax credit partnership	86	23	151	207
Net cost (gain) on operation of OREO	182	(91)	(1,036)	238
Other non-interest expense	711	520	1,851	1,722
Total non-interest expense	4,954	4,447	13,181	14,333
Income before income tax provision	3,036	2,144	7,006	7,281
Provision for income taxes	1,184	778	2,683	2,690
Net Income	$1,852	$1,366	$4,323	$4,591

United Security Bancshares
Selected Financial Data (unaudited)
(in thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Basic earnings per share	$0.13	$0.09	$0.30	$0.32
Diluted earnings per share	$0.13	$0.09	$0.30	$0.32
Weighted average basic shares for EPS	14,653,358	14,507,818	14,651,014	14,507,818
Weighted average diluted shares for EPS	14,653,592	14,507,818	14,651,937	14,507,818

Annualized return on:
Average assets	1.14%	0.87%	0.90%	0.99%
Average equity	10.14%	8.25%	8.10%	9.43%
Yield on interest-earning assets	4.10%	4.64%	4.21%	4.93%
Cost of interest-bearing liabilities	0.42%	0.59%	0.49%	0.62%
Net interest margin	3.83%	4.25%	3.90%	4.53%
Annualized net charge-offs (recoveries) to average loans	(0.55)%	0.46%	0.04%	1.19%

	September 30, 2013	December 31, 2012
Shares outstanding - period end	14,653,358	14,217,303
Book value per share	$5.02	$4.88
Tangible book value per share	$4.70	$4.55
Efficiency ratio	73.83%	70.47%
Total nonperforming assets	$38,730	$47,074
Nonperforming assets to total assets	5.85%	7.25%
Total Impaired loans	$21,698	$21,931
Total nonaccrual loans	$11,925	$13,425
Allowance for credit losses to total loans	2.75%	2.95%